UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 11, 2009

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PARAMOUNT GOLD AND SILVER CORP.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	0-51600	20-3690109
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Waverly Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613) 226-9881

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-k regarding Paramount Gold Mining Corp. ( the “Company” or “Paramount”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company.  These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 1.01

Entry into a Material Definitive Agreement.

On March 12, 2009, the Company accepted the terms and conditions of a subscription agreement (“Subscription Agreement’) with FCMI Financial Corp., a privately held Toronto, Ontario Canada based company (“FCMI”). FCMI has subscribed to purchase a total of 12 million units offered by Paramount at a price of C$0.75 per Unit (the “Unit”). Each Unit consisting of one share of common stock (the “Shares”) and one common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of C$1.05 per share for a period of four years from the date of issuance. The Warrants will not be exercisable until six months from their date of issuance. (Based on today’s exchange rate of approximately U.S.$0.78 for every C$1.00 the total financing will be equal to approximately U.S.$7,078,000 and each Unit is being offered at a price of approximately U.S.$0.59).

At Closing, and based on the number of currently issued and outstanding shares of common stock,  FCMI will own approximately 14.52% of the Company’s issued and outstanding shares of common stock, and assuming further the exercise of all Warrants, FCMI will own approximately 25.36% of the Company’s issued and outstanding shares of common stock.

Subject to NYSE Alternext approval, the transaction is expected to close by March 31, 2009.

Prior to execution of the Subscription Agreement, there was no material relationship between Paramount or its affiliates and any of the parties, other than with respect to the Subscription Agreement described above.

It is anticipated, that at Closing, FCMI will appoint two members to the Paramount Board of Directors.

A copy of the press release related to this financing is included as Exhibit 99.1.

Item 2.01

Completion of Acquisition or Disposition of Assets.

Pursuant to a previous report filed October 2, 2008 on Form 8-k filed with the Securities and Exchange Commission, the Company announced the closing of an Agreement of Purchase and Sale (the “Agreement”) between the Company and Tara Gold Resources Corp. (“Tara Gold”).  The Agreement provides in part for the Company to acquire all of the remaining equity ownership of the Joint Venture previously entered into between the Company and Tara Gold on February 7, 2007 and certain mining concessions owned by Tara Gold in consideration for the issuance of a total of 7,350,000 shares of its legended common stock. An additional 300,000 shares of the Company’s legended common stock were issued to a consultant.

The fully executed Agreement of Purchase and Sale, stock certificates together with all related agreements and documentation were delivered to an escrow agent subject to registration of the required documentation with the Bureau of Mines in Mexico.

The required documentation has been filed with the Bureau of Mines and the shares of common stock together with all related agreements are to be released by the escrow agent.

Item 3.02

Unregistered Sales of Equity Securities.

As set forth above in Item 1.01, the Company has accepted the terms and conditions of the Subscription Agreement with FCMI. Subject to delivery of the required funds, the Company will be required to issue 12 million Units to FCMI.

The Company relied on Regulation S under the Securities Act of 1933 as an exemption from registration for the issuance of the Units.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 11, 2009, Ian Talbot tendered his resignation as a director of the Company. Mr. Talbot served as chairman of the Company’s nominating and compensation committee. He also served as a member of the Company’s audit committee. Attached hereto and marked Exhibit 5.02 is a copy of Mr. Talbot’s resignation.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description
10.4	Purchase and Sale Agreement*
5.02	Resignation of Ian Talbot Exhibit 1.01
99.1	Press Release dated March 12, 2009 with respect to financing

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*

Previously filed as an exhibit to the Company’s Form 8-k filing with the Securities and Exchange Commission on September 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2009

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ CHRIS CRUPI
Chris Crupi, Chief Executive Officer

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